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                                   EXHIBIT 99

For Further Information:

Investor Contact:     Deborah Abraham
                      (203) 851-2636

Media Contact:        Madeline Hardart
                      (212) 885-0417
                      Nicole Reilly
                      (212) 885-0338


FOR IMMEDIATE RELEASE


           OXFORD HEALTH PLANS, INC. ANNOUNCES FOURTH QUARTER RESULTS

     QUARTERLY LOSS NARROWS TO $.23 AS COMPANY MAKES PROGRESS IN TURNAROUND


                  NORWALK, CONNECTICUT, FEBRUARY 25, 1999 - Oxford Health Plans, Inc. (NASDAQ:OXHP) announced today a net loss of $18.8 million, or $.23 per common share, for the quarter ended December 31, 1998. The fourth quarter results were positively affected by the release of restructuring reserves recorded in the second quarter totaling $29.0 million as the costs associated with the exit from certain non-core businesses and the exit from or restructuring of certain governmental programs were less than previously expected. Fourth quarter results were negatively affected by certain one-time charges relating to medical costs totaling $14.0 million. Excluding the favorable aggregate impact of these items, the fourth quarter loss would be $33.8 million, or $0.42 per share. Cash flow provided by operations for the fourth quarter totaled $48.1 million; however, this includes the advance receipt of Medicare premiums of approximately $68 million. "Fourth quarter operating results, after eliminating one-time items, are better than we expected," said Oxford Health Plans' Chief Executive Officer, Norman C. Payson, M.D. "Moreover, better than expected results in executing portions of our turnaround plan have resulted in a release of certain of the reserves booked in the second quarter."

         Revenues for the quarter ended December 31, 1998 were $1.13 billion, down 3.7% from the third quarter of 1998. For the year ended December 31, 1998, revenues were $4.72 billion, up 11.0% compared to the prior year. As of December 31, 1998, Oxford's total membership was

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approximately 1,881,400 compared to 2,008,100 at December 31, 1997. The reductions in membership experienced in 1998 primarily resulted from decreases in membership and withdrawals from certain non-core businesses and government programs and reductions in commercial members in the Company's core commercial markets.

         Health care services expense for the fourth quarter was $983 million and the medical loss ratio (health care services as a percentage of premium revenue) was 89.4%. Health care services expense was negatively affected by the establishment of an additional $49 million in medical claims reserves for disputed claims, a $27 million provision for anticipated losses on individual products and net accruals of $30 million for certain other medical expense liabilities, partially offset by favorable medical claims reserve adjustments totaling $92 million. These items resulted in a net negative impact of $14 million.

         Marketing, general and administrative expenses including related depreciation and amortization were $170.1 million for the fourth quarter or 15.4% of operating revenues, compared to $245.1 million for the same period last year or 22.1% of operating revenues.

         The Company also reported that at December 31, 1998, it had over $1.16 billion in current cash and marketable securities. After giving pro forma effect to capital contributions to its regulated subsidiaries, Oxford had over $200 million in cash and marketable securities at the parent company as of December 31, 1998. "Oxford's parent company liquidity at year-end is better than we anticipated as the result of progress with the turnaround plan. The transfer of our Brooklyn Medicaid business and sale of our Pennsylvania HMO raised an additional $16.3 million in cash in January 1999," said Yon Yoon Jorden, Oxford's Chief Financial Officer.

         In connection with the completion of Oxford's year-end closing, certain non-recurring items that were previously classified as unusual charges and restructuring charges in the second quarter of 1998 have been reclassified to operating lines in the annual statement of operations. A reclassification of unusual charges aggregating approximately $73.5 million relates to charges taken in the second quarter for strengthening medical claim reserves, establishing reserves for losses on provider advances, and certain other asset impairment losses. A reclassification of restructuring charges aggregating $18.8 million relates to the writedown of government program accounts receivable and accruals of certain litigation and other expense. These reclassifications

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do not affect reported net loss for the second quarter or the full year, but do have the effect of increasing the second quarter MLR and administrative ratios from the levels previously reported and full year ratios are also slightly higher.

         Core commercial membership at January 1, 1999 was approximately 1.54 million (after a one-time upward adjustment of 35,000 members to remove the effect of previous estimates of retroactivity) compared to 1.56 million (prior to such adjustment) at December 31, 1998. Each year approximately one-third of Oxford's commercial group membership is required to renew in January. Renewals and enrollments in January 1999 received an average price increase estimated at 9.8%.

         Oxford's membership at January 1, 1999 was approximately 1,712,000, a reduction of 9% from December 31, 1998. This membership reduction reflects the loss of 38,000 Medicare members primarily relating to the withdrawal from certain non-core counties and restructuring provider arrangements and reduced benefits in other counties. It also reflects the loss of an additional 98,000 Medicaid members as a result of the transfer of its Brooklyn Medicaid business and the sale of its Pennsylvania subsidiary, and the loss of 14,500 commercial members in non-core markets.

         "Oxford's financial results in the second half of 1998 reflect the significant progress achieved in implementing the turnaround plan," said Dr. Payson. "The successful withdrawals from non-core businesses, such as Medicaid and portions of our Medicare programs, are noteworthy. Moreover, while operational and other challenges remain, the successful renewal of commercial business in January at increased premium prices provides a foundation for continued improvement in financial results in 1999."

         Oxford's product lines include traditional health maintenance organizations, point-of-service plans, third-party administration of employer funded benefit plans, and Medicare plans. Oxford markets its health plans to employers in New York, New Jersey and Connecticut, through its direct sales force and through independent insurance agents and brokers.



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                              * * * * * * * * * * *

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this press release, including statements concerning future results of operations or financial position, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934, as amended); and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

- The Company's ability to develop processes and systems to support its operations and to improve its service levels.

- Changes in Federal or State regulation relating to health care and health benefit plans.

- Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point of service plans.

- Competition from health benefit plan providers and competitive pressure on pricing Oxford products, including acceptance of premium rate increases by the Company's commercial groups.

- High administrative costs in operating the Company's business and the cost and impact on service of changing technologies.

- The ability of the Company to complete and operationalize risk transfer and other provider arrangements and to successfully and timely dispose of certain assets and businesses.

- The effect, if any, of recent events at the Company (including any adverse publicity) on future enrollment in the Company's health benefit plans.

- Any changes in the Company's estimates of its medical costs and expected cost trends as a result of information gained in the process of continuing to reconcile delayed claims or claims paid or denied in error and to pay down backlogged claims.

- The impact of litigation (including purported class and derivative actions filed against the Company and certain officers and directors and proceedings commenced against the Company and several employees by certain healthcare providers), regulatory proceedings and other governmental action (including the ongoing examination, investigation and review of the Company by various Federal and State authorities).

- Those factors included in the discussion under the caption "Management's Discussion and Analysis of the Financial Condition and Results of Operations - Cautionary Statement Regarding Forward-Looking Statements" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.



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                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                     ASSETS

                                                                              1998               1997
                                                                           -----------        -----------
Current assets:
    Cash and cash equivalents                                              $   237,717              4,141
    Short-term investments-available-for-sale, at market value                 922,990            635,743
    Premiums receivable                                                        110,254            275,646
    Other receivables                                                           36,540             42,517
    Prepaid expenses and other current assets                                    9,746             10,097
    Refundable income taxes                                                       --              120,439
    Deferred income taxes                                                       43,385             38,092
                                                                           -----------        -----------
         Total current assets                                                1,360,632          1,126,675

Property and equipment, at cost, net of accumulated depreciation and
    amortization of $160,431 in 1998 and $125,926 in 1997                      112,941            147,093
Deferred income taxes                                                          100,139             86,406
Restricted investments - held-to-maturity, at amortized cost                    44,798               --
Other noncurrent assets                                                         25,197             29,927
                                                                           -----------        -----------
         Total assets                                                      $ 1,643,707          1,390,101
                                                                           ===========        ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Medical costs payable                                                  $   850,197            762,959
    Trade accounts payable and accrued expenses                                182,790            144,264
    Unearned premiums                                                          105,993            124,603
    Current portion of capital lease obligations                                15,938               --
    Deferred income taxes                                                        2,228              9,059
                                                                           -----------        -----------
         Total current liabilities                                           1,157,146          1,040,885

Senior notes payable                                                           200,000               --
Term loan payable                                                              150,000               --
Obligations under capital leases                                                18,850               --
                                                                           -----------        -----------
         Total liabilities                                                   1,525,996          1,040,885

Redeemable preferred stock                                                     298,816               --

Shareholder's equity:
    Preferred stock, $.01 par value, authorized 2,000,000 shares                  --                 --
    Common stock, $.01 par value, authorized 400,000,000
      shares; issued and outstanding 80,515,872 in 1998
      and 79,474,439 in 1997                                                       805                795
    Additional paid-in capital                                                 507,808            437,653
    Accumulated deficit                                                       (693,855)           (95,498)
    Other comprehensive income                                                   4,137              6,266
                                                                           -----------        -----------
         Total liabilities and shareholders' equity                        $ 1,643,707          1,390,101
                                                                           ===========        ===========

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                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                      Three Months and Years Ended December
             31, 1998 and 1997 (In thousands, except per share, per
                member per month and membership highlights data)



                                                                       Three Months Ended                    Year Ended
                                                                           December 31                       December 31
                                                                 -----------------------------       -----------------------------
Revenues:                                                           1998              1997              1998              1997
                                                                 -----------       -----------       -----------       -----------
    Premiums earned                                              $ 1,100,227         1,107,414         4,612,328         4,167,224
    Third-party administration, net                                    4,455             2,501            17,838            12,592
    Investment and other income (expense), net                        23,809            28,628            91,436            73,704
                                                                 -----------       -----------       -----------       -----------
      Total revenues                                               1,128,491         1,138,543         4,721,602         4,253,520
                                                                 -----------       -----------       -----------       -----------

Expenses:
    Health care services                                             983,152         1,286,544         4,321,583         3,915,811
    Marketing, general and administrative                            154,796           227,677           708,452           679,567
                                                                 -----------       -----------       -----------       -----------
      Total expenses                                               1,137,948         1,514,221         5,030,035         4,595,378
                                                                 -----------       -----------       -----------       -----------

Earnings (loss) before income taxes, financing charges,
    depreciation and amortization, restructuring and
    unusual charges (credits) ("EBITDA")                              (9,457)         (375,678)         (308,433)         (341,858)

Other charges (credits):
    Interest and other financing charges                              12,851            11,118            55,857            11,118
    Depreciation and amortization                                     16,588            18,048            67,141            61,045
    Restructuring                                                    (29,043)             --             151,414              --
    Unusual                                                             --              41,618            38,341            41,618
    Gain on sale of affiliate                                           --             (25,168)             --             (25,168)
    Equity in net loss of affiliate                                     --                --                --               1,140
                                                                 -----------       -----------       -----------       -----------
      Total other charges                                                396            45,616           312,753            89,753
                                                                 -----------       -----------       -----------       -----------

Loss before income taxes                                              (9,853)         (421,294)         (621,186)         (431,611)
Income tax benefit                                                    (1,905)         (136,609)          (24,394)         (140,323)
                                                                 -----------       -----------       -----------       -----------
Net loss                                                              (7,948)         (284,685)         (596,792)         (291,288)
Less preferred stock dividends and amortization                      (10,883)             --             (27,668)             --
                                                                 -----------       -----------       -----------       -----------
Net loss attributable to common stock                            $   (18,831)         (284,685)         (624,460)         (291,288)
                                                                 ===========       ===========       ===========       ===========

Loss per common share-basic and diluted                          $      (.23)            (3.58)            (7.79)            (3.70)
                                                                 ===========       ===========       ===========       ===========

Weighted average common shares outstanding-basic and diluted          80,463            79,448            80,120            78,635
                                                                 ===========       ===========       ===========       ===========

Selected information:
    Medical-loss ratio                                                  89.4%            116.2%             93.7%             94.0%
    Administrative-loss ratio                                           15.4%             22.1%             16.7%             17.6%
    PMPM premium revenue                                         $    199.94            190.73            199.82            193.06
    PMPM medical expense                                         $    178.67            221.60            187.23            181.46
    Fully insured member months                                      5,502.7           5,806.1          23,081.9          21,584.7

                                 Membership at
                                  December 31                Increase
MEMBERSHIP HIGHLIGHTS         1998             1997         (Decrease)
                            ---------       ---------       ---------
Freedom Plan                1,318,100       1,333,500         (15,400)
HMO                           260,700         270,400          (9,700)
Medicare                      148,600         161,000         (12,400)
Medicaid                       97,800         189,600         (91,800)
Total Fully Insured         1,825,200       1,954,500        (129,300)
Self-funded                    56,200          53,600           2,600
                            ---------       ---------       ---------
Total Membership            1,881,400       2,008,100        (126,700)
                            =========       =========       =========